Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Balchem Corporation of our report dated June 20, 2023, relating to our audit of the financial statements and supplemental schedule of the Balchem Corporation 401(k) Plan, which appears in the Annual Report on Form 11-K of Balchem Corporation 401(k) Plan for the year ended December 31, 2022.

/s/ RSM US LLP

New York, New York

June 28, 2023